Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES TO ACQUIRE CLASS A+ MIXED-USE EXELON BUILDING IN BALTIMORE'S HARBOR POINT

ESTIMATED 7.4% YEAR 1 COMBINED CAP RATE FOR THE OFFICE HEADQUARTERS, MULTIFAMILY AND RETAIL ACQUISITION

VIRGINIA BEACH, VA, December 7, 2021 - Armada Hoffler Properties, Inc. (AHH: NYSE) (the “Company”) announced it has entered into an agreement to acquire a 79% interest and an additional 11% economic interest in the 23-story mixed-use Exelon building in Baltimore’s premiere downtown waterfront neighborhood, Harbor Point. The aggregate value of the acquisition is $246 million. The estimated year 1 return on investment is 7.4%. The office component of the Exelon building is 100% leased by Exelon, a leading investment grade clean energy provider, pursuant to a lease with a remaining term of 15 years, with 3% annual escalation. The acquisition is subject to customary closing conditions, including satisfactory due diligence, and the Company expects to close the acquisition by the end of the first quarter of 2022. Beatty Development Group will retain a 10% ownership position in the asset, a continuation of the Company’s 25-year relationship.

“Master planned mixed-use developments in premier locations, such as Harbor Point, are central to our strategy. The acquisition of the state-of-art Exelon building further solidifies our Harbor Point footprint and is consistent with our long-term plan of building scale in the Harbor Point submarket,” said Louis Haddad, President & CEO of Armada Hoffler Properties. “In addition to being immediately accretive, this acquisition provides opportunities for future NOI growth through economies of scale and operational synergies with both existing and future assets. As we previously discussed, we intend to redeploy capital from the sale of our three student housing assets into higher yielding mixed-use assets. This accretive transaction accomplishes that goal in a major way.”

The Exelon building is a mixed-use property located in Baltimore’s Harbor Point, and is comprised of a 23-story, 444,000 square foot Class A office building that serves as the regional headquarters for Exelon, a Fortune 100 energy company, as well as (i) a multifamily component comprised of 103 units, which are approximately 96% occupied as of November 22, 2021, (ii) 38,500 square feet of retail space anchored by West Elm and (iii) 750 parking spaces, 500 of which are leased by Exelon Corporation. Armada Hoffler Construction constructed the building alongside long-term partner Beatty Development Group in 2016. The building is certified as LEED Gold and the interior is LEED Platinum; it is the fourth-largest LEED ID+C platinum-certified project in the United States.

The Exelon building is located adjacent to Armada Hoffler Properties’ other Harbor Point assets: 1405 Point Apartments, Thames Street Wharf and Wills Wharf office buildings. In addition to current Harbor Point assets, the company is currently in a joint venture developing the T. Rowe Price Global Headquarters and the companion mixed-use residential, retail, and parking garage.

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Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements include comments relating to, among other things, the completion of the Exelon Acquisition, the refinancing of the debt secured by the Exelon building and the expected return on investment of the acquisition of the Exelon building. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and other documents filed by the Company with the Securities and Exchange Commission.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust with four decades of experience developing, building, acquiring and managing high-quality office, retail and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in their stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer, Treasurer, and Secretary
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684

Media Inquiries:

Chelsea Forrest
Armada Hoffler Properties, Inc.
Director of Marketing
Email: CForrest@ArmadaHoffler.com
Phone: (757) 612-4248